SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2004

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2004, the Company has decided to enter into a transaction designed to improve its profitability by reducing the Company’s interest payments and eliminating its preferred stock dividend obligations (the “Transaction”). The Transaction is more fully described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 6, 2004 (the “Proxy Statement”) and was approved by the Company’s common stockholders at a special meeting of stockholders called for such purpose on October 29, 2004.

As part of the Transaction and the settlement regarding the federal class action complaint entitled Performance Capital, L.P. v. PriceSmart, Inc. et al., Case No. 03CV02561 (the “Series A Complaint”), the Company made an offer to exchange shares of its common stock, par value $0.0001 per share (“Common Stock”), valued for such purpose at a price of $10 per share, to the holders of all of the shares of the Company’s 8% Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), in exchange for all of the outstanding shares of the Company’s Series A Preferred Stock at its initial stated value of $20.0 million plus all accrued and unpaid dividends (the “Series A Exchange”). All holders of the Company’s Series A Preferred Stock elected to participate in the Series A Exchange, and on November 23, 2004, the Company issued 2,223,104 shares of its Common Stock in exchange for all outstanding shares of its Series A Preferred Stock. As of the date of the exchange, the Company owed $2.2 million in accrued and unpaid dividends on the Series A Preferred Stock. The shares of Common Stock issued pursuant to the Series A Exchange were issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. All former holders of the Company’s Series A Preferred Stock affiliated with the Company as well as a public charity, which received Common Stock pursuant to the Series A Exchange, have (i) executed releases of claims they might otherwise have asserted against the Company arising from the facts forming the basis of the Series A Complaint, and (ii) agreed to be subject to trading restrictions for a period of one year on the shares of Common Stock issued to them in the Series A Exchange equivalent to the volume limitations under SEC Rule 144. All Common Stock received in the Series A Exchange will be eligible for participation in the Company’s proposed rights offering as described in the Proxy Statement; provided that the Sol and Helen Price Trust has agreed that it will not exercise and will not convey any rights it may receive on the 61,135 shares of Common Stock it received pursuant to the Series A Exchange.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 18, 2004, the Company’s Board of Directors (with interested directors abstaining) waived any inconsistencies with the Company’s Code of Business Conduct and Ethics (the “Code”) as related to certain directors’ conflicts of interest regarding the transactions described in “Note 13. Related-Party Transactions” set forth in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report to Stockholders and incorporated by reference into (and attached as Exhibit 13.1 to) the Company’s Annual Report on Form 10-K for the year ended August 31, 2004 (the “Form 10-K”) to the extent the Board had not previously approved a waiver of the Code with respect to such transactions and to the extent such transactions would constitute a violation (as to one or more directors) of the conflict of interest provisions of the Code. Also, on November 18, 2004, the Audit Committee of the Company’s Board of Directors approved the related-party nature of such transactions to the extent it had not previously approved such transactions. The Board and the Audit Committee specified that such waiver and approval would be effective as of the filing of the Form 10-K and would have retroactive effect to the date of commencement of the transactions covered by such waiver and approval.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is filed herewith:

Exhibit No.	Description
99.1	Excerpt from pages 33-35 of Exhibit 13.1 to the Company’s Annual Report on Form 10-K for the year ended August 31, 2004 entitled “Note 13. Related Party Transactions.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2004	PRICESMART, INC.

	By:	/s/ John M. Heffner
John M. Heffner Chief Financial Officer